Exhibit 99.1
McKESSON REPORTS FISCAL 2009 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $26.2 billion for the fourth quarter and $106.6 billion for the full year.

•	Fourth-quarter earnings per diluted share of $1.01 and full-year earnings per diluted share of $2.95.

•	Fourth-quarter earnings impacted by a non-cash, pre-tax impairment charge of $63 million, or approximately 22 cents per diluted share.

•	Excluding the third-quarter Average Wholesale Price (AWP) litigation charge, full-year diluted earnings per share was $4.07, up 23%.

•	Fiscal 2010 Outlook: Earnings per diluted share of $3.90 to $4.05.
SAN FRANCISCO, May 4, 2009 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2009 were $26.2 billion compared to $26.2 billion a year ago. Fourth-quarter earnings per diluted share was $1.01 compared to $1.05 per diluted share a year ago. Last year’s earnings included one cent per diluted share from discontinued operations.
     Fourth-quarter earnings were impacted by a non-cash, pre-tax impairment charge of $63 million ($60 million after-tax), or approximately 22 cents per diluted share. The charge, which is recorded within the Distribution Solutions segment, is primarily related to our 39% equity investment in Parata Systems, LLC.
     For the fiscal year, McKesson had revenues of $106.6 billion versus $101.7 billion a year ago, and earnings per diluted share of $2.95. Earnings per diluted share was impacted by a pre-tax charge in the third fiscal quarter of $493 million ($311 million after-tax) for the AWP litigation. Excluding the AWP litigation charge, and the prior year Securities Litigation credit, McKesson’s earnings per diluted share from continuing operations for the full year was $4.07 compared to $3.31 a year ago.
     “Our results in the fourth quarter capped off another solid full-year financial performance. Throughout the year, we demonstrated strong execution in the face of the challenging economy,” said John H. Hammergren, chairman and chief executive officer.
     “This quarter, we implemented additional cost control actions across the company in response to the economic environment. With these actions, operating expenses were flat for the quarter, and we are pleased with the resulting earnings growth for the quarter and for the year,” said Hammergren.
     In Fiscal 2009, McKesson continued to execute a balanced capital deployment strategy to create additional shareholder value. For the year, the company generated cash from operations of $1.4 billion, completed $358 million of acquisitions, repurchased $484 million of its common stock, paid $116 million in dividends, and made $392 million in internal investments and capitalized software. The company ended the year with a cash balance of $2.1 billion and a gross debt-to-capital ratio of 28.9%, up from 22.7% in the prior year as a result of issuing $700 million of long-term debt in February 2009.
     “In the fourth quarter, we resumed share repurchases, although we did so in a measured way that reflects the more challenging economic and financial market climate. Nonetheless, the continued strength of our balance sheet gives us the flexibility to maintain our portfolio approach to capital deployment,” Hammergren commented.
     The fourth quarter results included eight cents per diluted share from a tax reserve release of $22 million.
Segment Results
     Distribution Solutions revenues were flat for the fourth quarter and up 5% for the year. U.S. pharmaceutical direct distribution and services revenues grew 4% for the quarter, primarily reflecting customer growth. U.S. pharmaceutical direct distribution and services revenues grew 11% for the year, primarily reflecting customer growth and the Oncology Therapeutics Network acquisition. Warehouse revenues were down 4% for the quarter and 7% for the year due to decreased purchases by several customers.
     On a constant currency basis, Canadian revenues grew 3% for the quarter due to market growth rates and new and expanded distribution agreements.

Including the unfavorable currency impact of 20%, Canadian revenues decreased 17% for the quarter. For the full year, Canadian revenues grew 10% on a constant currency basis. Including the unfavorable currency impact of 9%, Canadian revenues grew 1% for the full year.
     Medical-Surgical distribution and services revenues were up 4% in the fourth quarter and 6% for the full year. During the fourth quarter, the rate of growth in sales to physician offices slowed as a result of the current economic environment.
     In the fourth quarter, Distribution Solutions gross profit of $1.1 billion was up 2% compared to the fourth quarter a year ago. Full-year gross profit of $4.0 billion was up 10% from a year ago. The increases in gross profit for the quarter and year primarily resulted from an increased mix of higher-margin products and services, including sales of OneStop Generics, which were up 26% in the quarter, and stronger branded price inflation.
     In the fourth quarter, operating profit was $422 million and the operating profit margin was 1.66%. For the full year, operating profit of $1.2 billion was negatively impacted by the AWP litigation charge. Excluding the AWP litigation charge, operating profit of $1.7 billion was up 11% for the year and the operating margin was 1.59% compared to 1.50% a year ago.
     “Distribution Solutions executed extremely well throughout Fiscal 2009, particularly the U.S. pharmaceutical distribution business where margin improvements were attributable to several factors, including above-market growth for our OneStop Generics program and solid levels of compensation from our agreements with branded pharmaceutical manufacturers,” said Hammergren.
     In Technology Solutions, revenues were flat for the quarter and up 3% for the full year. Services revenues grew 3% in the fourth quarter and 4% for the full year, reflecting the steady nature of our offering. Software and software systems revenues decreased 7% for the quarter and 3% for the full year, reflecting delays in software purchasing by hospital and physician office customers due to the current economic climate.
     Operating expenses were down 3% for the quarter and 2% for the year due to aggressive cost containment actions.

     Technology Solutions operating profit in the fourth quarter was $106 million, up 2% compared to the fourth quarter a year ago, and for the full year was $334 million, up 5%.
     “Technology Solutions’ solid base of stable and recurring revenues helped mitigate the effects of the slowing economy. Additionally, we implemented cost containment measures in mid-Fiscal 2009 and, as a result, operating margin was stable for the year,” said Hammergren.
Fiscal Year 2010 Outlook
     “As we look ahead to Fiscal 2010, we expect many of the trends that have driven our success over the past few years to continue,” said Hammergren. “In Distribution Solutions, generics will be a strong driver for our business, and we have excellent relationships with branded pharmaceutical manufacturers. We also have a diverse product offering in Technology Solutions, much of which does not require large capital investments by customers.”
     “However, as we progressed through Fiscal 2009, we began to see other trends in our business, including continued delays in technology purchasing and a modest impact on revenues in portions of our distribution business as a result of the slowing economy. We have also experienced pressure on sell side margins in our U.S. pharmaceutical business. Additionally, the financial market and economic environment have caused us to deploy capital at a slower pace than we have over the past few years, and to adopt a more conservative approach to our capital structure,” Hammergren said.
     “Based on these trends, for the fiscal year ending March 31, 2010, McKesson expects to earn between $3.90 and $4.05 per diluted share,” Hammergren concluded.
Key Assumptions for Fiscal Year 2010 Outlook
     The Fiscal 2010 outlook is based on the following key assumptions and is also subject to the Risk Factors outlined below.
•	Distribution Solutions revenue growth is expected to be up modestly.

•	Branded price inflation in Fiscal 2010 is expected to be similar to Fiscal 2009 levels.

•	Technology Solutions revenue growth will remain at similar levels to Fiscal 2009.

•	The guidance range assumes a tax rate of 32%, which may vary from quarter to quarter.

•	Capital expenditures should be between $350 million and $400 million.

•	Cash flow from operations is expected to be approximately $1.5 billion, before considering an anticipated payment totaling approximately $295 million in connection with the AWP litigation settlement for private party claims.

•	Weighted average diluted shares used in the calculation of earnings are expected to be approximately 272 million for the year.

•	The Fiscal 2010 guidance range does not include any potential litigation reserve adjustments, or the impact of any potential acquisitions, divestitures, impairments, and material restructuring or integration-related actions.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s

Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America, and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY09	FY08	Chg.	FY09	FY08	Chg.

Revenues	$26,224	$26,231	—%	$106,632	$101,703	5%

Cost of sales	24,759	24,784	—	101,254	96,694	5

Gross profit	1,465	1,447	1	5,378	5,009	7

Operating expenses	967	966	—	3,689	3,536	4
Litigation charge (credit), net (1)	—	—	—	493	(5)	—

Total operating expenses	967	966	—	4,182	3,531	18

Operating income	498	481	4	1,196	1,478	(19)

Other income (expense), net (2)	(59)	17	—	12	121	(90)
Interest expense	(42)	(34)	24	(144)	(142)	1

Income from continuing operations before income taxes	397	464	(14)	1,064	1,457	(27)

Income tax expense (3) (4)	(116)	(159)	(27)	(241)	(468)	(49)

Income from continuing operations	281	305	(8)	823	989	(17)

Discontinued operations, net	—	2	—	—	1	—

Net income	$281	$307	(8)	$823	$990	(17)

Earnings per common share (5)
Diluted (6)
Continuing operations	$1.01	$1.04	(3)%	$2.95	$3.32	(11)%
Discontinued operations	—	0.01	—	—	—	—

Total	$1.01	$1.05	(4)	$2.95	$3.32	(11)

Basic
Continuing operations	$1.03	$1.07	(4)%	$2.99	$3.40	(12)%
Discontinued operations	—	0.01	—	—	—	—

Total	$1.03	$1.08	(5)	$2.99	$3.40	(12)

Shares on which earnings per common share were based
Diluted	277	291	(5)%	279	298	(6)%
Basic	273	285	(4)	275	291	(5)

(1)	Operating expenses for the year ended March 31, 2009 includes Average Wholesale Price (“AWP”) Litigation charge of $493 million.

(2)	Other income (expense), net for the quarter and year ended March 31, 2009 includes a pre-tax impairment charge of $63 million ($60 million after-tax) to write-down two equity-held investments.

(3)	Income tax expense for the quarter and year ended March 31, 2009 includes $22 million and $89 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the lapsing of statutes of limitations.

(4)	Income tax expense for the year ended March 31, 2009 includes a $182 million income tax benefit for the AWP Litigation charge of $493 million.

(5)	Certain computations may reflect rounding adjustments.

(6)	Diluted earnings per share from continuing operations, excluding the impact of the AWP Litigation charge and Securities Litigation credit, net, is as follows (a):

		Year Ended March 31,
		FY09	FY08	Chg.
Income from continuing operations — as reported		$823	$989	(17)%

Exclude:	Litigation charge (credit), net	493	(5)	—
	Estimated income tax benefit, net	(182)	—	—
	Income taxes on Securities Litigation credit, net	—	2	—

		311	(3)	—

Income from continuing operations, excluding the Litigation charge (credit), net		$1,134	$986	15

Diluted earnings per common share from continuing operations, excluding the Litigation charge (credit), net (5)		$4.07	$3.31	23%

Shares on which diluted earnings per common share were based		279	298	(6)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,				Year Ended March 31,
	FY09	FY08	Chg.		FY09	FY08	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$16,800	$16,163	4%		$66,876	$60,436	11%
U.S. pharmaceutical sales to customers’ warehouses	6,131	6,417	(4)		25,809	27,668	(7)

Subtotal	22,931	22,580	2		92,685	88,104	5
Canada pharmaceutical distribution & services	1,835	2,220	(17)		8,225	8,106	1
Medical-Surgical distribution & services	651	625	4		2,658	2,509	6

Total Distribution Solutions	25,417	25,425	—		103,568	98,719	5

Technology Solutions
Services	615	596	3		2,337	2,240	4
Software & software systems	153	164	(7)		572	591	(3)
Hardware	39	46	(15)		155	153	1

Total Technology Solutions	807	806	—		3,064	2,984	3

Revenues	$26,224	$26,231	—		$106,632	$101,703	5

GROSS PROFIT
Distribution Solutions	$1,082	$1,057	2		$3,955	$3,586	10
Technology Solutions	383	390	(2)		1,423	1,423	—

Gross profit	$1,465	$1,447	1		$5,378	$5,009	7

OPERATING EXPENSES
Distribution Solutions	$597	$597	—		$2,284	$2,138	7
AWP Litigation charge	—	—	—		493	—	—

Subtotal	597	597	—		2,777	2,138	30
Technology Solutions	279	288	(3)		1,096	1,115	(2)
Corporate	91	81	12		309	283	9
Securities Litigation credit, net	—	—	—		—	(5)	—

Operating expenses	$967	$966	—		$4,182	$3,531	18

OTHER INCOME (EXPENSE), NET
Distribution Solutions (1)	$(63)	$5	—		$(20)	$35	—
Technology Solutions	2	2	—		7	11	(36)
Corporate	2	10	(80)		25	75	(67)

Other income (expense), net	$(59)	$17	—		$12	$121	(90)

OPERATING PROFIT
Distribution Solutions (1)	$422	$465	(9)		$1,651	$1,483	11
AWP Litigation charge	—	—	—		(493)	—	—

Subtotal	422	465	(9)		1,158	1,483	(22)
Technology Solutions	106	104	2		334	319	5

Operating profit	528	569	(7)		1,492	1,802	(17)
Corporate	(89)	(71)	25		(284)	(208)	37
Securities Litigation credit, net	—	—	—		—	5	—

Income from continuing operations before interest expense and income taxes	$439	$498	(12)		$1,208	$1,599	(24)

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.66%	1.83%	(17)	bp	1.12%	1.50%	(38)	bp
Distribution Solutions, excluding AWP Litigation charge	1.66%	1.83%	(17)		1.59%	1.50%	9
Technology Solutions	13.14%	12.90%	24		10.90%	10.69%	21

Return on Stockholders’ Equity (2)	13.2%	15.6%	(240)	bp

(1)	Other income (expense), net and Operating profit for the quarter ended and year ended March 31, 2009 for our Distribution Solutions segment includes a pre-tax impairment charge of $63 million to write-down two equity-held investments.

(2)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$2,109	$1,362
Receivables, net	7,774	7,213
Inventories, net	8,527	9,000
Prepaid expenses and other	261	211

Total	18,671	17,786

Property, Plant and Equipment, Net	796	775
Capitalized Software Held for Sale, Net	221	199
Goodwill	3,528	3,345
Intangible Assets, Net	661	661
Other Assets	1,390	1,837

Total Assets	$25,267	$24,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$11,739	$12,032
Deferred revenue	1,145	1,210
Current portion of long-term debt	219	2
Other accrued liabilities	2,503	2,104

Total	15,606	15,348

Long-Term Debt	2,290	1,795
Other Noncurrent Liabilities	1,178	1,339
Stockholders’ Equity	6,193	6,121

Total Liabilities and Stockholders’ Equity	$25,267	$24,603

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$823	$990
Discontinued operations, net of income taxes	—	(1)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	441	371
Litigation charge (credit), net	493	(5)
Deferred taxes (benefits) on Litigation charge (credit), net	(172)	2
Other deferred taxes	320	196
Income tax reserve reversals	(87)	—
Share-based compensation expense	99	91
Excess tax benefits from share-based payment arrangements	(8)	(83)
Other non-cash items	88	17
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(708)	(288)
Inventories	370	(676)
Drafts and accounts payable	(189)	762
Deferred revenue	(55)	98
Taxes	(47)	336
Other	(17)	21

Net cash provided by operating activities before Consolidated Securities Litigation Action settlement	1,351	1,831
Consolidated Securities Litigation Action settlement payment	—	(962)

Net cash provided by operating activities	1,351	869

INVESTING ACTIVITIES
Property acquisitions	(195)	(195)
Capitalized software expenditures	(197)	(161)
Acquisitions of businesses, less cash and cash equivalents acquired	(358)	(610)
Restricted cash for Litigation charges	(55)	962
Other	78	(1)

Net cash used in investing activities	(727)	(5)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	3,630	260
Repayments of short-term borrowings	(3,630)	(260)
Proceeds from long-term borrowings	699	—
Repayments of long-term debt	(4)	(162)
Capital stock transactions:
Issuances	97	354
Share repurchases, including shares surrendered for tax withholding	(298)	(1,698)
Share repurchases, retirements	(204)	—
Excess tax benefits from share-based payment arrangements	8	83
ESOP notes and guarantees	2	11
Dividends paid	(116)	(70)
Other	(6)	12

Net cash provided by (used in) financing activities	178	(1,470)
Effect of exchange rate changes on cash and cash equivalents	(55)	14

Net increase (decrease) in cash and cash equivalents	747	(592)
Cash and cash equivalents at beginning of year	1,362	1,954

Cash and cash equivalents at end of year	$2,109	$1,362